SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2011

POLONIA BANCORP
(Exact Name of Registrant as Specified in Its Charter)

United States	0- 52267	41-2224099
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3993 Huntingdon Pike, 3rd Floor, Huntingdon Valley, Pennsylvania 19006
(Address of principal executive offices) (Zip Code)

(215) 938-8800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 16, 2011, the Boards of Directors of Polonia Bancorp (the “Company”), Polonia MHC (the “MHC”) and Polonia Bank (the “Bank”) unanimously adopted a Plan of Conversion and Reorganization pursuant to which the Bank will reorganize from the two-tier mutual holding company structure to the stock holding company structure and will undertake a “second-step” stock offering of shares of common stock of a new state chartered corporation formed in connection with the conversion.

Pursuant to the terms of the Plan, the MHC will merge with and into the Company, with the Company as survivor.  Additionally, the Company will merge with and into a new Maryland corporation (“new Polonia Bancorp”), which will serve as the holding company for the Bank, with new Polonia Bancorp as survivor.  Shares of the Company’s common stock, other than those held by the MHC, will be converted into shares of new Polonia Bancorp pursuant to an exchange ratio designed to preserve their aggregate percentage ownership interest.

New Polonia Bancorp will offer shares of its common stock for sale to the Bank’s eligible account holders and certain borrowers, to the Bank’s tax-qualified employee stock ownership plan and to members of the general public in a subscription and community offering, in the manner, and subject to the priorities, set forth in the Plan. The highest priority will be depositors with qualifying deposits as of January 31, 2010.

The conversion and reorganization will be subject to approval of the Bank’s depositors and certain borrowers, the Company’s shareholders (including the approval of a majority of the shares held by persons other than the MHC) and the Board of Governors of the Federal Reserve System.

The foregoing summary of the Plan of Conversion and Reorganization is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference in its entirety.

A copy of the press release announcing the adoption of the Plan of Conversion and Reorganization is filed as Exhibit 99.1 to this Form 8-K and which is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Number	Description
2.1	Plan of Conversion and Reorganization
99.1	Press Release Dated August 17, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 18, 2011	By:	/s/ Paul D. Rutkowski
Paul D. Rutkowski
Chief Financial Officer and Treasurer